IQST – iQSTEL Revises Estimated YTD Revenue Upward To $30.3 Million

New York, NY – August 3, 2021 – iQSTEL, Inc. (OTCQB: IQST) today announced an upward revision of the company’s estimated year-to-date (YTD) revenue for the first six months of 2021 ending June 30th from the previously announced $29.7 million to $30.3 million. The company expects to publish the final financial report for the period ending June 30, 2021 later this month on form 10-Q.

Management reports that the company is on track to achieve or surpass its $60.5 million annual revenue forecast for FY-2021.

Management further reiterates that sales in the second half of the year typically increase over the first half.

iQSTEL Inc (OTCQB: IQST) (www.iQSTEL.com) is a US-based publicly-listed company with an Independent Board of Directors offering leading-edge Telecommunication, Technology and Fintech Services for Global Markets, with presence in 15 countries.  The company provides services to the Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. iQSTEL has 5 Business Divisions: Telecom, Electric Vehicle (EV), Fintech, Technology and Blockchain, with worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, SMSDirectos, Global Money One, IoT Labs and itsBchain. The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, international fiber-optic connectivity for 5G, Cloud-PBX, OmniChannel Marketing, EV Batteries, EV Chargers, EV Battery Management System, EV IoT Connectivity, Mobile App For EV Connectivity, EV Dashboard Display, Visa/Mastercard Debit Card, Cryptocurrency Exchange Services, Money Remittance, Mobile Top Up, IoT Smart Gas Platform, IoT Smart Tank Platform, Mobile Number Portability Application MNPA (Blockchain Platform) and Settlement & Payments Marketplace SPM (Blockchain Platform).

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.

These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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